EXHIBIT 5.1

GRAUBARD MILLER

405 Lexington Avenue

New York, New York 10174

July 20, 2012

Frederick’s of Hollywood Group Inc.

6255 Sunset Boulevard

Hollywood, California 90028

Re:	Registration Statement

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (as it may be amended, the “Registration Statement”) and prospectus contained therein (the “Prospectus”) filed with the Securities and Exchange Commission on July 20, 2012 by Frederick’s of Hollywood Group Inc. (“Company”), a New York corporation, under the Securities Act of 1933, as amended (“Securities Act”), with respect to up to 28,405,331 shares of common stock, par value $.01 per share (“Common Stock”), to be offered for resale by a certain shareholder of the Company (“Selling Shareholder”), of which 26,905,331 shares of Common Stock are issuable upon conversion of outstanding Series A Convertible Preferred Stock (“Preferred Shares”) and 1,500,000 shares of Common Stock are issuable upon the exercise of outstanding warrants (“Warrant Shares”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, it is our opinion that:

1.         The Preferred Shares and Warrant Shares to be issued by the Company to the Selling Shareholder upon conversion of the Series A Preferred Stock and exercise of the Warrants have been duly authorized and, when issued in accordance with the governing instruments against payment therefor, will be legally issued, fully paid and nonassessable.

In giving this opinion, we have assumed that all certificates for the Company’s shares of Common Stock will be duly executed on behalf of the Company by the Company’s transfer agent and registered by the Company’s registrar, if necessary, and will conform, except as to denominations, to specimens which we have examined.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller